Exhibit 10.4

NOBLE CORPORATION
2018 Short-Term Incentive Plan (“STIP”)
Plan Overview, Terms and Conditions

Plan Purpose

The success of Noble Corporation (“Noble”) and its subsidiaries (collectively, the “Company”) is a result of the efforts of all key employees. In order to focus each employee’s efforts on optimizing the Company’s overall operational and financial results, the Company maintains this Short Term Incentive Plan (the “Plan”) to reward employees for successful achievement of specific goals.

An effective incentive plan should both align employee interests with those of shareholders and motivate and influence employee behavior. Key positions within the Company have the ability to make a positive contribution to key factors that increase shareholder value. These factors can be quantified and measured through achievement of various financial and operational targets. The objectives of using such targets in the formulation of the specific Company goals are to link an employee’s annual incentive award more closely to the metrics that lead to the creation of shareholder wealth and to promote a culture of high performance and an environment of teamwork.

Eligibility and Participation

Full-time shore-based employees and select offshore employees are eligible for consideration of a bonus under the Plan, based upon performance, subject to the approval of the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Noble. Each such employee will be considered either a “Corporate” employee or an “Operations” employee for purposes of determining the employee’s Adjusted Target Bonus, as described later.

To be eligible to receive a bonus payment with respect to a Plan year, an employee must be actively employed by the Company on the last day of such Plan year and must continue to be employed through the date on which bonus payments for such Plan year are made. An employee shall not be eligible to receive any bonus payment if the employee’s employment with the Company terminates for any reason, either voluntarily or involuntarily (except as noted below), before that date on which bonus payments for a Plan year are made. The Plan year is also the calendar year unless otherwise specified.

However, in the event of death, disability or retirement, the employee or estate of the former employee may receive a prorated payment from the Plan, at the discretion of the Committee and the Chief Executive Officer (the “CEO”). For purposes of the Plan, “disability” means any termination of employment with the Company or an affiliate of the Company because of a long- term or total disability, as determined by the Company’s disability insurance programs. “Retirement” means a termination of employment with the Company on a voluntary basis by a person if, immediately prior to such termination of employment, the sum of the age and the number of years of continuous service of such person with the Company is equal to or greater than 60.

Exhibit 10.4

Plan Funding

The Award Pool for 2018 will primarily be a function of the Company’s performance on key metrics to include:

•	Company EBITDA versus budget (weighted 55%)

•	Company Safety results (weighted 25%)

•	Operational Downtime (10%)

•	Environmental Compliance Plan (weighted 10%)

See Exhibit 1 for details on the Company’s performance measures. Generally, each goal is structured to include a Threshold, Target and Maximum level of achievement. The Threshold is the minimum level of achievement. If Performance is below Threshold for a goal, it will yield no pool funding associated with that goal.

The Award Pool available will be determined first by multiplying the sum of the target bonuses for all eligible employees at the end of the year (“Aggregate Target Bonuses”) by the Company’s weighted performance as measured by the results of the key metrics. See Exhibit 2 for an example illustrating the calculation of the Award Pool.

The Award Pool will be allocated as described in the next sections.

Individual Target Bonus

The target bonus for an employee is an amount equal to the employee’s salary at the end of the Plan year multiplied by the assigned target bonus percentage. Target bonuses range from 4% to 110% of salary. The assigned targets are based on competitive market data and internal equity considerations and are reviewed each year. Note that, for purposes of calculating the Aggregate Target Bonuses, a target bonus percentage of up to 6% will be used for those employees covered under the Plan that do not have a formal target bonus percentage.

Financial and Operating Goals

Goals for the following categories will be approved by the Committee for each Plan year. Financial and Operating results will be based on the goals and weights as shown below, and are different for Corporate and Operations employees:

Financial and Operating Goal Weighting Schedule
Goal	Corporate	Operations
Company EBITDA	55%	--
Region Cash Operating Margin	--	55%
Company Safety	25%	12.5%
Region Safety	--	12.5%
Company Operational Downtime	10%
Region Operational Downtime		10%
Environmental Compliance Plan	10%	10%

Exhibit 10.4

The performance scales for 2018 for these metrics are provided in Exhibit 1.

In administering the Plan and reviewing the calculation of the Financial and Operating goals, the Committee may take into consideration the effect of any unusual, non-recurring or extraordinary item or event that impacts the Company or any member of the Driller Peer Group during the year, including, but not limited to, acquisitions, divestitures or impairments. Furthermore, the Committee may make adjustments to the calculation of any of the Financial and Operating goals so that any such unusual, non-recurring or extraordinary item or event does not distort or adversely affect the calculation of the Financial and Operating goals.

Determination of Individual Awards

Each target bonus will be adjusted by the overall Corporate and/or Operations Financial and Operating results depending on the employee (see Exhibit 1). This will be the Adjusted Target Bonus. For example, if an individual’s bonus target is $10,000, and the performance multiple for Financial and Operating goals is 1.20, the Adjusted Target Bonus would be $12,000. The cumulative total of awards for all employees will be the “Aggregate Calculated Pool”.

Amounts may be adjusted for employees hired or promoted during the Plan year considering length of service or time in position, and may also be adjusted upward or downward by up to 20% to reflect merit, individual and team performance and/or additional selected criteria, including regulatory compliance, subject to the approval of the Committee and CEO. In extreme circumstances, the Adjusted Target Bonus can be adjusted downward by as much as 100% for any reason, including, but not limited to, Company or region performance, individual employee performance, employee conduct, separation of employment, etc., subject to the approval of the Committee and CEO.

Note that if on a cumulative basis the sum of the awards in the Aggregate Calculated Pool is greater than the Award Pool, bonuses will be adjusted on a pro-rata basis to remain within the constraints of the Award Pool.

Review and Approval

The Board will approve the Company’s budget for the year in terms of EBITDA and Cash Operating Margin for each region, relative safety achievement, operational downtime, and environmental compliance goals (and associated payouts for each) no later than March 31st of the year.

If, after the establishment of goals for a Plan year, the budget changes substantially due to subsequent events, such as the acquisition, spin-off or sale of assets, any unusual or non- recurring item or any unforeseen event that impacts the Company, a region or the industry as a whole, then the Committee may make adjustments to the respective goals in order that the affected participants may not be adversely impacted by such an event or item. Any such revised goals shall be applicable to the Plan year from and after the time of their approval.
After the end of each Plan year, the Committee, in its best business judgment, will make the final determination on the size of the Award Pool for such Plan year. All bonus calculations, allocations and recommendations are subject to review and approval by the Committee.

Exhibit 10.4

Separately, managers having responsibility for recommending the allocation of bonuses to eligible employees shall submit their recommended bonus for each employee to the Executive Vice President and the CEO for review and approval. Notwithstanding anything otherwise contained in this Plan, the Committee and the CEO (and any delegated designee of the CEO) shall have the authority to adjust individual bonus amounts as deemed to be appropriate for any reason, including, but not limited to, Company or region performance, individual employee performance, employee conduct, separation of employment, etc.

At-Will Employment

Nothing in the Plan guarantees or constitutes a contract for any specific term of employment or otherwise limits the Company’s or an employee’s right to terminate the employment relationship for any reason at any time.

Exhibit 10.4

Exhibit 1

2018 STIP - Financial and Operating Goals

Company EBITDA or Region Cash Operating Margin (55%)
Level of Achievement	Threshold	Target	Maximum
% of Target	75%	100%	115%
Bonus Pool Multiple	0.50	1.00	2.00

EBITDA is defined as the Company’s earnings before the deduction of interest, tax, depreciation and amortization expenses, subject to adjustment to exclude extraordinary gains or losses. Cash operating margin is defined as contract drilling revenues less contract drilling cost including reimbursables. Achievement at levels between the points shown will be determined via linear interpolation.

Company or Region Safety (25%)
Level of Achievement	Threshold	Target	Maximum
TRIR Rate	.70 or higher	.60	.50 or lower
Bonus Pool Multiple	0.50	1.00	2.00

The safety measure is the Total Recordable Incident Rate (“TRIR”). Achievement at levels between the points shown will be determined via linear interpolation.

Company or Region Operational Downtime (10%)
Level of Achievement	Threshold	Target	Maximum
% of Target	4.5%	3.5%	2.5%
Bonus Pool Multiple	0.50	1.00	2.00

Operational downtime includes both paid and unpaid downtime. Operational downtime is measured as the total number of hours/days considered to be on downtime over the total number of hours/days considered to be operating as recorded in NDOR and is expressed as a percentage. Achievement at levels between the points shown will be determined via linear interpolation.

Environmental Stewardship (10%)
Level of Achievement	Threshold	Target	Maximum
% of Target
Completion of a Tier-1 audit of environmental controls on 100% of all rigs operating during the calendar year.

Completion of Tier-2 audits of environmental controls on 25% of all rigs operating more than 30-days during the calendar year.
		Completion of Threshold criteria plus: Timely completion by management of committed actions in response to environmental related audit findings.	Completion of Threshold & Target criteria plus: No environmental related audit findings categorized as a Major Non-Conformity
Bonus Pool Multiple	0.50	1.00	2.00

Exhibit 10.4

A Major Non-Conformity Finding is an identifiable deviation that poses a serious threat to the safety of personnel or the ship, or a serious risk to the environment that requires immediate corrective action.

Tier-1 and Tier-2 Audits are defined as follows:
Tier 1 - Self Audit or Performance Review: Review of execution level risks and controls by control owners or supervisors.
Tier 2 - Independent Audit or Performance Review: Review of execution level risks and controls by Corporate or third-party functions that are independent from the control, control execution, or risk oversight.

Exhibit 10.4

Exhibit 2

Plan Funding Calculation Example

Assuming Aggregate Target Bonuses of $15 million and bonus pool multiples of 1.00 for Company EBITDA, 1.20 for Company Safety, 1.50 for Operational Downtime, and 1.00 for the Environmental Compliance Plan goals, the Award Pool would be:

Plan Award Pool Calculation
Goal	Multiple		Weighting		Factor
Company EBITDA	1.00	x	55%	=	0.55

Company Safety	1.20	x	25%	=	0.30
Operational Downtime	1.50	x	10%	=	0.15
Environmental Compliance Plan	1.00	x	10%	=	0.10
Combined Award Pool Multiple					1.10
Aggregate Target Bonuses					$15mm
Award Pool (1.10 x $20mm15mm)					$16.5mm